State of Delaware
Secretary of State
Division of Corporations
Delivered 02:45 PM 03/06/2009
FILED 02:46 PM 03/06/2009
SRV 090247317 - 4615603 FILE

**CERTIFICATE of AMENDMENT of
CERTIFICATE of INCORPORATION of
HENGYU LIU CORP.**

Pursuant to § 242 of the General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

FIRST: That at a meeting of the Board of Directors of HENGYU LIU CORP. (the "Corporation"), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable:

> RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:
>
> "FIRST: The name of the Corporation shall be **China US Events Corp.**

SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Shumei Jin, this 17th Day of February, A.D. 2009.

Shumei Jin

**Shumei Jin,
Authorized Officer**